EXHIBIT 23.2

CONSENT OF PRESCOTT CHATELLIER FONTAINE & WILKINSON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form S-1 Registration Statement and Prospectus of Contrarian Public Investment I, Inc. of our report dated August 12, 2004, accompanying the financial statements of Contrarian Public Investment, Inc. as of September 30, 2004 and for the period then ended contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.


                 /s/ Prescott Chatellier Fontaine & Wilkinson LLP
                 ------------------------------------------------
                 Prescott Chatellier Fontaine & Wilkinson LLP

                 Providence, Rhode Island
                 December 27, 2004